Exhibit 23.1







                            INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors of Noodle Kidoodle, Inc. (formerly Greenman Bros. Inc.)

We consent to the use of our report included herein, to the reference to our firm under the heading "Selected Financial Data" and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ JANOVER RUBINROIT, LLC


JANOVER RUBINROIT, LLC

New York, New York
January 22, 1996